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                                                                EXHIBIT 10.3

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                        SETTLEMENT AND LICENSE AGREEMENT

     This is an agreement (hereinafter referred to as "Agreement") dated as of this 12th day of April, 2005 (the "Effective Date"), by and between Kos Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Florida and Kos Life Sciences, Inc., a corporation organized and existing under the laws of Delaware (together, "Kos"), and Barr Laboratories, Inc. ("Barr"), a corporation organized and existing under the laws of the State of Delaware. Kos and Barr are sometimes individually referred to herein as a "Party" and collectively referred to herein as "the Parties."

     WHEREAS, Kos Pharmaceuticals, Inc. and Barr are parties to the patent litigation captioned, Kos Pharmaceuticals, Inc., v. Barr Laboratories, Inc., Civil Action No. 02 CV 1683 (VM), Civil Action No. 02 CV 8995 (VM), Civil Action No. 04 CV 2403 (VM) and Civil Action No. 04 CV 7086 (VM), pending before the Honorable Victor Marrero in the United States District Court for the Southern District of New York (the "Lawsuit");

     WHEREAS, Kos currently manufactures and markets the Existing Niaspan Products (as defined herein) and certain Existing Advicor Products (as defined herein) and may in the future manufacture and market additional Niaspan Products (as defined herein) and Advicor Products (as defined herein) (collectively with the Existing Niaspan Products and the Existing Advicor Products, the "Kos Products");

     WHEREAS, Barr has filed Abbreviated New Drug Applications (each an "ANDA") with the FDA to seek permission to market a generic version of the Existing Niaspan Products, including ANDA Nos. 76-250 (1000 mg tablets) and 76-378 (500 and 750 mg tablets);

     WHEREAS, Kos asserts in the Lawsuit that Barr's generic versions of the Existing Niaspan Products would infringe certain claims of Kos' patents relating to niacin (the "Patent Claims"), including certain claims in at least the following patents: U.S. Patent Nos. 5,126,145, 5,268,181, 6,080,428, 6,129,930,
6,406,715, 6,676,967, and 6,746,691 (the "Asserted Patents");

     WHEREAS, with respect to certain claims of the Asserted Patents, Barr has admitted infringement and has asserted affirmative defenses and counterclaims alleging invalidity and unenforceability, and with respect to certain other claims of the Asserted Patents, Barr has asserted affirmative defenses and counterclaims alleging invalidity, unenforceability and/or non-infringement;

     WHEREAS, Kos also owns patents relating to niacin products that have not been asserted against Barr in the pending litigation, including at least U.S. Patent Nos. 6,469,035, and 6,818,229 (the "Unasserted Patents");

     WHEREAS, Kos also owns pending patent applications and may file in the future other patent applications relating to its work on the Kos Products including at least the following applications and any and all applications arising from those applications as either a continuation application, a continuation-in-part application, and/or divisional applications: ****

     WHEREAS, Barr has filed, or intends to file, ANDAs containing Paragraph IV Certifications with respect to generic versions of other of the Kos Products; and

     WHEREAS, the Parties wish to fully settle the Lawsuit and all patent issues concerning Barr's generic versions of the Kos Products, upon the terms and subject to the conditions set forth below;

     WHEREAS, settlement of the Lawsuit will help both Kos and Barr avoid the substantial uncertainty and risk involved with prolonged litigation; and

     WHEREAS, settlement of the Lawsuit will permit both Kos and Barr to save litigation costs, as well as adhere to the judicially recognized mandate that encourages the settlement of litigation whenever possible; and

     WHEREAS, settlement of the Lawsuit will permit the management of both Kos and Barr to refocus on running their respective companies rather than devoting substantial time and resources to the patent litigation; and

     WHEREAS, pursuant to the terms of this Agreement, Barr will have the right to enter the market for Niaspan and Advicor at least four (4) years prior to the expiration of the last to expire of Kos' currently issued patents in the Territory, thereby benefiting consumers by permitting generic entry that may not have occurred if the Lawsuit was allowed to proceed; and

     WHEREAS, the public will benefit significantly from this final settlement as it saves judicial resources and creates certainty for Kos and Barr that will encourage the development, investment and marketing of Niaspan and Advicor and other pharmaceutical products; and

     WHEREAS, by reducing litigation expenses, this Agreement allows saved money to be spent on marketing and development of Niaspan and Advicor, allowing the products to reach a larger group of patients and thus saving lives; and

     WHEREAS, money saved by settling the Lawsuit can now be invested by Kos and Barr into research and development, thereby benefiting consumers by identifying new uses for current drugs, as well as furthering the creation of new proprietary medications; and

     WHEREAS, by settling the Lawsuit, Barr avoids the possibility of incurring treble damages were Barr found to have willfully infringed the Asserted Patents by entering the market prior to expiration of the Asserted Patents; and

     WHEREAS, by settling the Lawsuit, Barr avoids the possibility of having to pay Kos' attorneys' fees were Barr's conduct found to be exceptional under 35 U.S.C. 285.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. The following terms, when used with initial capital letters shall have the meaning set forth below.

          a. "Advicor Product" shall mean:

          (a) (i) the prescription extended release lovastatin 20mg/niacin 1gm tablet product for human use; (ii) the prescription extended release lovastatin 20mg/niacin 500 mg tablet product for human use; and (iii) the prescription extended release lovastatin 20mg/niacin 750 mg tablet product for human use, each of which is approved under NDA 21-249 and distributed and sold (or intended to be distributed or sold) by Kos in the Territory under the trademark Advicor(R) as of the Effective Date (together the "Existing Advicor Products"); and

          (b) future dosage formulations, strengths and presentations of the Existing Advicor Products, including all product extensions or newly named formulations of the Existing Advicor Products containing niacin (empirical formula of C(6)H(5)NO(2)) and lovastatin (empirical formula of C(24)H(36)O(5)) as the only active ingredients.:

          b. "ANDA" shall mean an abbreviated new drug application in the Territory.

          c. "Affiliate" shall mean any corporation, firm, partnership or other entity that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity or other ownership interest having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

          d. "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by applicable law to close. Any reference in this Agreement to "day" whether or not capitalized shall refer to a calendar day, not a Business Day.

          e. "Commercially Reasonable Efforts" shall mean, with respect to a Party, the efforts and resources which would be used by that Party consistent with its normal business practices with respect to a product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of regulatory approval, the commercial value of the product and other relevant factors.

          f. "Co-Promotion Agreement" shall mean the Co-Promotion Agreement between the Parties dated as of the Effective Date.
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          g. "Fully Loaded Manufacturing Cost" shall mean, with respect to each
     Licensed Product, Barr's internal and external costs, determined in accordance with United States generally accepted accounting principles, as consistently applied by Barr in accordance with its past practice and in the ordinary course of its business for products other than Licensed Products, incurred in manufacturing, acquiring, packaging, transporting and/or storing such Licensed Product (including product testing activities relating to quality assurance, quality control and regulatory compliance), in each case to the extent related and allocable to the Licensed Product.

          h. "Gross Profit" shall mean Net Sales less Fully Loaded Manufacturing Cost.

          i. "Indications" shall mean the indications for use of the Advicor Product and the Niaspan Product, as approved by the FDA from time to time.

          j. "Kos Patents" shall mean all issued patents (including the Asserted Patents and the Unasserted Patents) as of the Effective Date, and all future patents which issue from patent applications (including the Applications) pending as of the Effective Date or future patent applications which claim any invention conceived prior to the Effective Date, which, in each case, are owned or controlled by Kos and which cover the Licensed Products.

          k. "License and Manufacturing Agreement" shall mean the License and Manufacturing Agreement between the Parties dated as of the Effective Date.

          l. "Licensed Intellectual Property" shall mean (i) the Kos Patents;
     (ii) all other intellectual property (other than trademarks) owned or controlled by Kos related to the Licensed Products; and (iii) all current and future regulatory exclusivities (including, but not limited to pediatric exclusivity) applicable to the Licensed Products.

          m. "Licensed Products" shall mean the Niacin Licensed Products and the Niacin-Lovastatin Licensed Products.

          n. "Losses" shall mean all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, attorneys' fees, costs, expenses, judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent.

          o. "NDA" shall mean a new drug application in the Territory.

          p. "Net Sales" shall mean the recorded gross sales of Licensed Products in the Territory to Third Parties in accordance with GAAP less the following deductions:

          (i) sales and excise taxes, duties, and any other governmental charges imposed upon the production, importation, use or sale of a Product;
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          (ii) trade, quantity, cash and other discounts allowed on a Licensed
               Product to wholesalers or other Third Parties to whom the Licensed Products are sold and shipped directly;

          (iii) provisions for actual or expected allowances or credits to customers on account of rejection or return of a Licensed Product or on account of price reductions for a Licensed Product;

          (iv) Licensed Product rebates and Licensed Product charge-backs and other price reduction programs granted to managed care entities and pharmaceutical benefit management service entities (if Barr or any of its Affiliates chooses to contract one or more of the Licensed Products together with another Barr product with composite rebates or chargebacks, then rebates and or chargebacks for the affected Licensed Product will be recalculated based on the then average rebate or chargeback of the Licensed Product to the applicable customer category as if such Licensed Product is contracted independently of any other Barr product); and

          (v) provisions for actual or expected write-offs of uncollectible customer accounts for previously recorded sales;

in each case determined and applied consistently in accordance with Barr's commercial and accounting policies and practices consistently applied in a manner consistent with GAAP. In the event that Net Sales as calculated for any period under this Agreement are lower than the Licensed Product net sales utilized by Barr in reporting Barr's revenue for financial reporting purposes in Barr's SEC filings for the same period, including Barr's quarterly SEC Form 10-Q and annual SEC Form 10-K ("Reported Licensed Product Net Sales"), then Net Sales under this Agreement shall be increased by such amount as is necessary to make them equal to the Reported Licensed Product Net Sales. For the avoidance of doubt, "Net Sales" shall not include any sales by Barr or its Affiliates to Kos or its Affiliates pursuant to the License and Manufacturing Agreement between Kos Life Sciences, Inc. and Barr dated as of the Effective Date.

          q. "Niacin ANDAs" shall mean:

          (i) Abbreviated New Drug Applications Nos. 76-250 (1gm tablets) and 76-378 (500 and 750 mg tablets) which reference the products approved under New Drug Application 20-381, filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell 1gm, 750 mg and/or 500 mg extended release oral niacin tablets (and any supplement or amendment filed pursuant to FDA requirements); and

          (ii) any other Abbreviated New Drug Application filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) as the single active ingredient (and any supplement or amendment filed pursuant to FDA requirements).

          r. "Niacin-Lovastatin ANDA" shall mean:

          (i) the Abbreviated New Drug Applications, which reference the product approved under New Drug Application 21-249, to be filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell lovastatin 20mg/niacin/1 gm, lovastatin 20 mg/niacin 750 mg and lovastatin 20mg/niacin 500 mg extended release oral tablets (and any supplement or amendment filed pursuant to FDA requirements); and

          (ii) any other Abbreviated New Drug Application filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) and lovastatin (empirical formula of C(24)H(36)O(5)) as the only active ingredients (and any supplement or amendment filed pursuant to FDA requirements).

          s. "Niacin Licensed Products" shall mean 1 gm, 750 mg and/or 500 mg extended release oral niacin tablets and any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) as the single active ingredient which is manufactured pursuant to any Niacin ANDA.

          t. "Niacin-Lovastatin Licensed Products" shall mean lovastatin 20 mg/niacin 1 gm, lovastatin 20 mg/niacin 750 mg and lovastatin 20 mg/niacin 500 mg and any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) and lovastatin (empirical formula of C(24)H(36)O(5)) as the only active ingredients which is manufactured pursuant to any Niacin-Lovastatin ANDA.

          u. "Niaspan Product" shall mean:

          (a) (i) the prescription extended release niacin 1gm tablet product for human use; (ii) the prescription extended release niacin 500 mg tablet product for human use; and (iii) the prescription extended release niacin 750mg tablet product for human use, each of which is approved under NDA 20-381 and distributed and sold by Kos in the Territory under the trademark Niaspan(R) as of the Effective Date (together the "Existing Niaspan Products"); and

          (b) future dosage formulations, strengths and presentations of the Existing Niaspan Products (including any potential modified or reduced flush version of any Existing Niaspan Product), including all product extensions or newly named formulations of the Existing Niaspan Products containing niacin (empirical formula of C(6)H(5)NO(2)) as the single active ingredient.

          v. "Paragraph IV Certification" shall mean a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV).

          w. "Patent Claims" shall mean those claims of the Asserted Patents which were alleged in the Lawsuit to be infringed by Barr's generic versions of the Existing Niaspan Products.

          x. "Person" or "person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or organization.

          y. "Proceeding" shall mean any action, audit, litigation, investigation, suit or other proceeding.

          z. "Territory" shall mean the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

          aa. "Third Party" shall mean any person or entity other than Kos and Barr or their Affiliates.

     2. Upon the terms and subject to the conditions of this Agreement, in consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, each Party, on behalf of itself and its Affiliates, directors, officers, employees, agents, representatives, heirs, assigns, predecessors or successors ("Related Parties"), hereby releases, acquits and forever discharges the other Party and its Related Parties from any and all Losses arising out of, derived from, predicated upon or relating to the infringement of the Patent Claims by Barr's generic versions of the Existing Niaspan Products, and the actions underlying such Patent Claims and the Lawsuits; provided, however, nothing in this Agreement shall prevent or impair the right of either Party to bring a Proceeding in court or any other forum for a breach of this Agreement, the License and Manufacturing Agreement and the Co-Promotion Agreement (including, without limitation, any claim for infringement of any intellectual property based upon activities which are not the subject of the license grants hereunder) or any representation, warranty or covenant herein or therein. The Parties agree to the entry of a Consent Dismissal Without Prejudice in the Litigation, and providing that each side shall bear its own costs of suit and attorney fees. To effectuate this provision, promptly following the execution of this Agreement, the Parties shall cause the Consent Dismissal Without Prejudice attached hereto as Attachment A (each Party acknowledging that the approval of the court is required in order to make such Consent Dismissal Without Prejudice effective) to be filed with the United States District Court for the Southern District of New York and shall take all other necessary actions to obtain the settlement and dismissal of the Lawsuits.

     3. Each Party acknowledges and agrees that:

          a. It may have sustained Losses that are presently unknown and unsuspected, and that such Losses might give rise to Losses in the future. Nevertheless, each Party acknowledges and agrees that this Agreement has been negotiated and agreed upon, notwithstanding the existence of such possible Losses, all of which have been hereby released under Section 2 hereof.

          b. If any fact relating to this Agreement or the Lawsuits and now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact, subject to each Party's right to bring a Proceeding for a breach of any representation or warranty herein.

          c. This Agreement may be pleaded as a full and complete defense to, and used as a basis for injunction against, any Proceeding that may be instituted, prosecuted or attempted in breach hereof.

          d. Kos and Barr agree that nothing in this Agreement or in the Consent Dismissal Without Prejudice shall be construed to preclude Barr from challenging the validity or enforceability of the Kos Patents, as they relate to products other than the Licensed Products; and Kos agrees not to take a contrary position in any Proceeding.

     4. Kos hereby grants to Barr a license, without the right to sublicense (other than to Barr's Affiliates), under the Licensed Intellectual Property, to:

          a. manufacture for sale to Kos and its Affiliates or sublicensees at any time, as requested by Kos pursuant to the License and Manufacturing Agreement,

          b. make, have made and import in the Territory commencing prior to the Marketing License Effective Date for sale and offering for sale only commencing on or after the Marketing License Effective Date (as defined below), and

          c. sell and offer for sale only commencing on or after the Marketing License Effective Date and thereafter, to market, sell and have sold in the Territory,

Niacin Licensed Products and Niacin-Lovastatin Licensed Products (collectively, the "Licensed Products") for all current and future Indications (the "License"). The License will be exclusive (even as to Kos and its Affiliates) only with respect to generic versions (whether manufactured under an ANDA or an NDA) of the Kos Products, and Kos shall not grant a license to any Affiliate or Third Party to make, have made, import, offer for sale, or sell any generic versions of the Kos Products. For avoidance of doubt, Kos retains the exclusive right to make, have made, import, offer for sale, market and sell the Kos Products in their branded presentations under Kos' NDAs (and any supplements or amendments thereto).

     5. As to each Licensed Product, on a product-by-product and dose-by-dose basis, the "Marketing License Effective Date" will be the earliest of: (a) September 20, 2013; (b) the date on which any Third Party enters the market with a generic version of the applicable dosage of the applicable Kos Product; or (c) the date on which a court enters a final decision that is no longer subject to appeal holding that all claims of the Kos Patents asserted by Kos against a Third Party's generic version of the applicable dosage of the applicable Kos Product are invalid and/or unenforceable and/or not infringed by the Third Party's generic version of the applicable dosage of the applicable Kos Product.

     6. a. As to each Licensed Product, the License will initially bear a royalty, payable by Barr to Kos, of **** of Barr's Gross Profit, but will be reduced as follows:

     (i) ****

In addition, the License will become fully paid and royalty free as to each Licensed Product and dose upon the earlier of: (x) the date of the expiration of the last to expire claim of a valid patent covering such Licensed Product and dose; or (y) the date on which a court enters a final decision that is no longer subject to appeal holding that each of the remaining unexpired patent claims covering such Licensed Product and dose are invalid or unenforceable.

          b. Royalties payable by Barr to Kos hereunder shall be determined and paid on a calendar quarterly basis. Barr shall provide Kos with a written statement, as provided in sub-section e below, of its Gross Profit for any calendar quarter in which royalties are payable hereunder for Licensed Product sold in the Territory and the royalties payable hereunder for such quarter within thirty (30) days following the end of each calendar quarter. All royalties payable hereunder shall be paid by Barr within ten (10) Business Days following Barr's delivery of such written statement, and shall be subject to annual reconciliation at the end of each calendar year.

          c. All payments under this Agreement shall be in U.S. dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via wire transfer to the account designated from time to time by the receiving Party.

          d. Unless otherwise required by law, each Party shall be responsible for paying and reporting all of its own taxes and fees, including without limitation income taxes, payroll taxes, franchise taxes and all taxes and fees in connection with the Party conducting business in any jurisdiction.

          e. Within ten (10) days following the end of each month in which royalties are payable hereunder for Licensed Product sold in the Territory, Barr shall provide Kos with an initial good faith estimate of its Gross Profits for the month and for the calendar quarter and year-to-date period that includes such month. Within thirty (30) days following the end of each of the first three calendar quarters of each year in which royalties are payable hereunder for Licensed Product sold in the Territory, Barr shall provide Kos with a written statement of its Gross Profits for such quarter and for the year-to-date period through the end of such quarter, and a calculation of the royalties payable hereunder for such quarter. Within forty five (45) days following the end of each calendar year in which royalties are payable hereunder for Licensed Product sold in the Territory, Barr shall provide Kos with a written statement of the Gross Profits for such year, and a calculation of the royalties payable by Barr to Kos for such year pursuant to this Section 6.

          f. For the avoidance of doubt, the reports provided under sub-section e above shall report only aggregate Gross Profits of the applicable Licensed Products but shall not report gross sales of the Licensed Products, Net Sales of the Licensed Products or Barr's Fully Loaded Manufacturing Cost for the Licensed Products. Upon request by Kos within ninety (90) days after a calendar quarter has ended, or within one hundred twenty (120) days after a year has ended, Barr shall provide to an independent nationally-recognized certified public accountant or like person, satisfactory to Barr and Kos in their respective reasonable discretion, a written report setting forth an itemized accounting and calculation of the Gross Profits on Licensed Products sold by Barr and its Affiliates during such preceding calendar quarter or such preceding year, which report shall include information in sufficient detail reasonably necessary for such accountant to confirm the computational accuracy of the report provided to Kos pursuant to sub-section e. above with respect to such calendar quarter or such year. Such accountant shall sign a written confidentiality agreement reasonably satisfactory to Barr and shall report to Kos only its conclusions as to whether the report provided to Kos pursuant to sub-section e. above is consistent with the itemized accounting and calculation provided to such accountant, and without limiting the foregoing, under no circumstances shall such accountant report to Kos the prices at which Barr sold any Licensed Product or any deductions from gross sales in the calculation of Net Sales or Gross Profits. Kos shall pay all costs of the independent accountant.

          g. Whenever information relating to the Licensed Products is reported under this Agreement, such information shall be listed separately by Licensed Product and dose, and in the aggregate.

          h. Within one hundred eighty (180) days following the end of each year in which royalties are payable hereunder for Licensed Product sold in the Territory, Barr shall determine the actual cash paid, allowances or credits issued and write-offs taken related to its recorded gross sales of Licensed Products in the Territory that occurred during such year. In the event that any such annual reconciliation reveals any overpayment or underpayment hereunder, the amount of such underpayment or overpayment will be added or subtracted, as appropriate, to or from the next royalty payment in accordance with this Section 6 or, if no further royalty payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment.

          i. Barr shall keep complete and accurate records of Net Sales, Fully Loaded Manufacturing Costs and Gross Profits of Licensed Products. Kos shall have the right, through an independent certified public accountant or like person reasonably acceptable to Barr, upon execution of a confidentiality agreement, to examine such records during regular business hours, in a manner that does not unreasonably interfere with ongoing operations, upon reasonable written notice for so long as any royalties are payable hereunder for Licensed Product sold in the Territory and for one
     (1) year thereafter; provided, however, that (i) such examination shall not take place more often than once per year and shall not cover such records for more than that portion of the year in which the audit takes place and the two preceding years (other than the period prior to the calendar quarter in which the Effective Date occurs), and (ii) such accountant shall report to Kos only as to the accuracy of the reports or payments provided or made by Barr under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through Kos' exercise of audit rights shall be made by subtracting or adding, as appropriate, amounts from or to the next royalty payment in accordance with this Section 6 or, if no further royalty payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment. Kos shall bear the full cost and expense of the audit unless such audit correctly discloses that the discrepancy for the year differs by more than **** from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In addition, the owing Party shall pay interest from the original date due and until payment on the amount of the underpayment or overpayment at a rate equal to the average **** as reported from time to time in the Wall Street Journal (or, if such rate is not regularly published, as published in such source as the Parties agree) and calculated from the date due until the payment date. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation that is not in dispute, and the Parties shall resolve such dispute in accordance with Section 31.

     7. If requested by Barr, Kos will provide the FDA with correspondence confirming the existence of the License and occurrence of the Marketing License Effective Date, and Kos and its Affiliates will take no action to discourage the FDA from approving any of Barr's ANDAs or other relevant approval applications for an applicable Licensed Product. Kos and its Affiliates will not file a citizen petition seeking to discourage or prevent FDA from approving any of Barr's ANDAs or other relevant approval applications for an applicable Licensed Product.

     8. Nothing in this Agreement will prohibit Barr from filing an ANDA which includes a Paragraph IV Certification with respect to any Licensed Product. Barr has already undertaken significant efforts to prepare to file an ANDA which includes a Paragraph IV Certification for its generic versions of the Existing Advicor Product. In light of these efforts, Kos acknowledges that Barr intends to file an ANDA which includes a Paragraph IV Certification with respect to its generic versions of the Existing Advicor Product as soon as possible. This Agreement settles all claims between Kos and Barr that would relate to Barr filing an ANDA which includes a Paragraph IV Certification for its generic version of the Existing Advicor Product or any other Licensed Products.

     9. Barr will use Commercially Reasonable Efforts to obtain final FDA approval of an ANDA for each Licensed Product as promptly as practicable after the Effective Date. If Barr is unable to obtain final FDA approval for a Licensed Product by the Marketing License Effective Date for such Licensed Product, Kos will allow Barr to manufacture the applicable Licensed Product and dose under Kos' NDA for such Licensed Product for sale by Barr pursuant to the License. Kos may also consider, in its sole discretion, any request from Barr that Kos manufacture the applicable Licensed Product and dose for Barr under Kos' NDA at a price equal to two times Kos' Fully Loaded Manufacturing Cost and on terms substantially similar to those set forth in the License and Manufacturing Agreement entered into between the Parties as of the date hereof

     10. Barr agrees that neither it nor any of its Affiliates will sell or offer for sale (other than to Kos) any Licensed Product the manufacture, use, sale or offer for sale of which is covered by the Kos Patents prior to the Marketing License Effective Date for such Licensed Product, on a dose-by-dose basis. Barr acknowledges and agrees that nothing in this Agreement gives Barr any rights: (a) with respect to any Licensed Product outside the Territory; (b) with respect to any product other than a Licensed Product; or (c) to offer for sale, market or sell any generic version of any Kos Product (other than to Kos, its Affiliates or sublicencees, as requested by Kos pursuant to the License and Manufacturing Agreement) at any time prior to the applicable Marketing License Effective Date.

     11. All rights not expressly granted to Barr pursuant to the licenses set forth herein are expressly reserved to Kos, and Kos has no obligation to make available any intellectual property rights or to take any other actions other than as expressly set forth herein; provided, however, that Kos shall not use or sue or bring a Proceeding seeking to enforce any of the Kos Patents or any other intellectual property rights pertaining to the Kos Products to prevent or restrict Barr or its Affiliates, licensees, sublicensees or subcontractors from undertaking the licensed activities with respect to Licensed Products in the Territory which are permitted under this Agreement, so long as all such activities comply in all material respects with the terms contained herein.

     12. Each Party hereto represents and warrants to the other Party that, as of the date hereof:

          a. this Agreement is a legal, valid and binding obligation of the warranting Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity;

          b. the warranting Party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

          c. the warranting Party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

     13. Kos represents and warrants that, as of the date hereof, it presently owns, licenses or has the legal rights to use each of the Kos Patents and the NDAs in existence as of the Effective Date with respect to the Advicor Product and the Niaspan Product, and to grant the licenses hereunder, and that it has the right to settle the Lawsuits. Barr represents and warrants that it has the right to settle the Lawsuits. Barr further represents and warrants that, as of the date hereof, it presently owns and has the legal rights to use each of the ANDAs filed by it with respect to the Niaspan Product and that it will own and have the legal rights to use each of the ANDAs to be filed by it pursuant to
Section 8 with respect to the Advicor Product.

     14. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.

     15. Each Party shall notify the other Party if it becomes aware that a Person is infringing any of the Kos Patents in the Territory. Kos will have the exclusive right to bring a Proceeding against such infringement in its own name. Absent a later agreement between the Parties, Kos shall control such Proceeding, pay all costs and expenses in connection therewith and shall retain all proceeds, damages and settlements therefrom.

     16. a. Except as otherwise expressly provided in Section 16.b, Kos shall defend, indemnify and hold harmless Duramed and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages (collectively referred to as "Claims") arising out of:

               (i) any negligence or willful misconduct by Kos in the performance of this Agreement; and

               (ii) any breach of any covenant, representation or warranty of
                    Kos under this Agreement.

     Kos shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Barr or anyone acting on behalf of Barr including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

          b. Except as otherwise provided in Section 16.a, Barr shall defend, indemnify and hold harmless Kos and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of:

               (i) the design, manufacture, labeling, marketing, sale or use of any Licensed Product, including any product liability Claims;

               (ii) the failure by Barr to comply with any FDA or other
                    governmental requirement with respect to any Licensed Product; or

               (iii) the infringement or misappropriation of any Third Party patent, copyright, trademark, service mark, trade secret or other intellectual property with respect to any Licensed Product.

     Barr shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Kos or anyone acting on behalf of Kos, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

     17. The obligations to indemnify, defend, and hold harmless set forth in
Section 16 shall be contingent upon the Party seeking indemnification (the "Indemnitee"): (i) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) Business Days of receipt of same; provided, however, that Indemnitee's failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its best efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit at the indemnifying Party's expense; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

     18. For so long as any Licensed Products are sold in the Territory and continuing for a period of **** after the expiration of this Agreement, Barr shall obtain and/or maintain, at its sole cost and expense, product liability insurance or self insurance in an amount not less than **** per occurrence and in the aggregate. Such product liability insurance or self insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, marketing and/or promotion of the Products in the Territory and shall include Kos and its subsidiaries as additional insureds. Maintenance of such insurance coverage will not relieve Barr of any responsibility under this Agreement for damages in excess of such insurance or otherwise.

     19. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except to an Affiliate, or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business of such Party. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

     20. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Bankruptcy Code"), licenses of "intellectual property" as defined under the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should Kos become a party to a bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days then, to the extent permitted by law, this Agreement and the licenses granted by Kos hereunder shall be adopted by any bankruptcy trustee or relevant Third Party charged with the disposition of same, and shall not be rejected by same, it being the Parties' intent that, in such event, Barr and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by Kos.

     21. Kos and Barr shall not use or disclose to Third Parties any information received from the other Party or otherwise developed or obtained (including prior to the Effective Date or during any period in which the Parties have audit rights pursuant to Section 6 i.) by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to exercise its rights or fulfill its obligations under, this Agreement. This confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by law to be disclosed, (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (iv) the receiving Party can establish was independently developed by persons in its employ who had no contact with and were not aware of the content of the confidential information, or (v) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

     22. Except as consistent with a press release mutually agreed by the Parties, or other publicly disclosed information concerning this Agreement, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, either Party shall have the right to make any such public announcement or other disclosure required by law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Neither Party shall be required to provide the other Party with any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Products or this Agreement.

     23. The Parties each covenant that:

          a. they shall use their respective Commercially Reasonable Efforts to resolve any and all objections that may be asserted with respect to this Agreement under any applicable law;

          b. they shall use their respective Commercially Reasonable Efforts to obtain approval of this Agreement under all applicable laws and shall make all required filings with all governmental authorities. Subject to confidentiality restrictions that may be reasonably requested, Kos and Barr shall make every effort to coordinate and exchange all filings and documents submitted to all government authorities regarding this Agreement;

          c. they shall use their respective Commercially Reasonable Efforts to comply with and terminate any investigation or inquiry regarding the Agreement by any government authority. Subject to such confidentiality restrictions as may be reasonably requested, Kos and Barr will render reasonable assistance as the other may request in connection with this Agreement and coordinate and cooperate with one another in exchanging information, permitting reasonable access to Kos' and Barr's documents, officials, and data in connection with receiving approvals of this Agreement by all governmental authorities;

          d. if any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any applicable law, Kos and Barr will render reasonable assistance to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that challenges this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal;

          e. they shall promptly inform each other of any material communication made to, or received by such party from any governmental authority regarding this Agreement.

     24. Without limiting any other provision of this Agreement, each Party shall, at its own cost and expense, take all actions and do all things reasonably necessary or proper, including under applicable law to make effective and further the intents and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party.

     25. This Agreement (including all attachments hereto), the License and Manufacturing Agreement and the Co-Promotion Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to such matters. The Parties may amend or modify the provisions of this Agreement, including this provision, only by mutual agreement in writing.

     26. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

     27. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of any Party to assert its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     28. The Parties agree and acknowledge that this Agreement is the product of both Parties and shall not be construed against either of the Parties other than in accordance with its terms.

     29. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon a Party, if delivered by registered or certified mail (return receipt requested) or by a reputable overnight express courier service (charges prepaid), or if sent by facsimile to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person as follows:

     In the case of Kos:

          c/o Kos Pharmaceuticals, Inc.
          1 Cedar Brook Drive
          Cranbury, NJ 08512-3618
          Facsimile: 954-331-3884
          Attention: Adrian Adams, President and Chief Executive Officer

          with a copy to

          1 Cedar Brook Drive
          Cranbury, NJ 08512-3618
          Facsimile: 609-495-0907
          Attention: Andrew I. Koven, Executive Vice President, General Counsel
                     & Corporate Secretary

          and

          2200 N. Commerce Parkway
          Suite 300
          Weston FL 33326
          Facsimile: 954-331-3877
          Attention: Juan Rodriguez, Senior Vice President, Controller and
                     Corporate Administration

     In the case of Barr:

          Barr Laboratories, Inc.
          400 Chestnut Ridge Road
          Woodcliff Lake, New Jersey 07677
          Facsimile: (201) 930-3335
          Attn: President

          with a copy to:

          Barr Laboratories, Inc.
          400 Chestnut Ridge Road
          Woodcliff Lake, New Jersey 07677
          Facsimile: (888) 843-0563
          Attn: General Counsel

Such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by overnight courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) business day following the date of post mark in the case of delivery by mail.

     30. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles. With respect to any Proceeding relating to this Agreement, but subject to the provisions of Section 31, each Party irrevocably agrees and consents to the exclusive jurisdiction of the federal and state courts in New York, New York and waives any objection to venue of any such proceeding brought in any such court.

     31. The following procedures shall apply to the resolution of any dispute arising under this Agreement:

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement (collectively referred to as "Dispute") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Chief Executive Officers of each Party by written notice from either Party to the other Party specifying the terms of such Dispute in reasonable detail. Within seven (7) Business Days of receipt of such notice, the Chief Executive Officers of each Party, or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to twenty (20) Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

          If the Parties have been unable to resolve a Dispute through the above-described procedures, the Party initiating such procedures may, in its discretion, within fourteen (14) Business Days after the above-described procedures have been exhausted, propose non-binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this Agreement and subject to the terms of this Agreement. Any such non-binding arbitration shall be concluded within ninety (90) days of the initiation of such proceeding, the location of any such non-binding arbitration shall be New York, New York, and it shall be conducted by a sole arbitrator reasonably acceptable to both Parties. The Parties may not pursue any other legal or equitable rights or remedies relating to any dispute until the conclusion of the non-binding arbitration, unless their rights would be irreparably prejudiced by such delay. In the event such non-binding arbitration is not commenced within an additional fourteen (14) Business Day period, the Parties may pursue any available legal or equitable rights or remedies.

     32. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

     33. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions, and the validity, legality and enforceability of the remaining provisions shall not be in any way impaired thereby.

     34. No person other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any legal or equitable rights or benefits to enforce any provision of this Agreement.

     This Agreement is signed as indicated below by duly authorized representatives of Kos and Barr, respectively, effective as of the date first written above.

KOS PHARMACEUTICALS, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       -----------------------------


KOS LIFE SCIENCES, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       -----------------------------


BARR LABORATORIES, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       -----------------------------